Luby's, Inc.

2211 Northeast Loop 410
San Antonio, Texas 78217-4673
210/654-9000

Mailing Address:
P. O. Box 33069
San Antonio, Texas 78265-3069

November 2, 2000

Dear Fellow Shareholders:

We have recently announced exciting initiatives as part of our ongoing effort to improve operating performance and work more closely with our store managers to reverse our recent sales and earnings trends. These initiatives, which are discussed below, come after extensive interviews with our restaurant managers and field executives initiated by the Board and management.

We will be sending you a detailed proxy statement and proxy card in the next few weeks for the 2001 Annual Meeting of Luby's Shareholders. As you may be aware, a small group of Luby's shareholders, calling themselves the Committee of Concerned Luby's Shareholders, has indicated that they intend to solicit your vote for a slate of candidates to be elected as directors of your company at the 2001 Annual Meeting. YOUR BOARD OF DIRECTORS STRONGLY URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD SENT TO YOU BY THE COMMITTEE OF CONCERNED LUBY'S SHAREHOLDERS.


OUR INITIATIVES TO IMPROVE OPERATING PERFORMANCE
_________________________________________________

Your Board is committed to the creation of shareholder value. We are convinced that this can best be accomplished by improving our operations and creating sales momentum.

As part of our initiatives, we have unified all of the company's field operations and support functions under the direction of Darrell Wood, who has been promoted to the newly created position of Senior Vice President-Head of Field Operations. Mr. Wood has been with Luby's for 16 years. He began his career as a Luby's restaurant manager and most recently served as Senior Vice President-Operations for the San Antonio and Austin markets. In his new position, he has responsibility for all restaurant operations, including support activities such as purchasing, management recruiting and training, quality assurance, and business development. We believe that this organizational change will provide our managers with better support and an environment where they can be more successful.

We have changed our restaurant management compensation plan effective
November 1, 2000. The new plan provides managers with greater incentives in the form of significant financial participation in the profits of their restaurants and a bonus for improved sales performance. The new restaurant management compensation plan was developed over the past several months with significant input from various levels of field management, corporate personnel, and the Board of Directors. We expect that this plan will help us retain and incentivize our managers during this difficult period.

We have also initiated a new marketing effort targeted at generating additional sales and reenergizing the Luby's dining experience. This initiative will focus on thoughtful promotions demonstrating value; tailored marketing campaigns for various markets; and new, thorough product testing programs designed to create new menu items and products. As a part of our new marketing effort, on November 25 we will begin an integrated campaign to encourage dining in our restaurants. This campaign will include broadcast-advertising support in our major markets coupled with coupon incentives.

In light of the departure of Barry Parker, the Board has formed a search committee and will be hiring an executive search firm to find a new president and chief executive officer. Our current challenges are made more difficult without a permanent chief executive officer. We are working quickly to identify a candidate with the experience and ability to lead our company, and we will look both inside and outside the company.

The Board has also made the difficult but prudent decision to suspend payment of quarterly dividends. This decision was necessary to retain available cash in order to provide flexibility in implementing operational changes and to prevent adding to the company's leverage during this challenging period. Future dividend policy will be determined by the Board based on, among other things, the company's operating results and cash requirements.

Your Board of Directors is committed to the creation of stockholder value by reversing recent trends. Please do not return any proxy cards from the Committee of Concerned Luby's Shareholders. Luby's is in the process of preparing its own proxy materials, which will be accompanied by a WHITE proxy card that you may use to support your Board's nominees.

This letter is submitted on behalf of your Board of Directors, some of whom will be nominees for reelection. The name, occupation, and Luby's shareholdings of each of the company's current directors is provided on the enclosed.

Thank you for your continued support and interest.

Sincerely,

DAVID B. DAVIS
_____________________

David B. Daviss
Chairman of the Board

Enclosure

Luby's, Inc.

Proxy Materials

The Company has not yet set a date for its 2001 Annual Meeting of Shareholders, and you are not being asked to give any proxies or take any other action with respect to the meeting at this time. The Company will be filing a proxy statement concerning the solicitation of proxies by the Board of Directors in connection with the election of directors and other issues to be decided at the 2001 Annual Meeting of Shareholders in the next few weeks. As required by the Securities and Exchange Commission ("SEC"), you are urged to read the proxy statement when it becomes available because it will contain important information. After it is filed with the SEC, you will be able to obtain the proxy statement free of charge at the SEC's website (www.sec.gov). A proxy statement will also be made available for free to any shareholder of the Company who makes a request to Susan Beggs, Assistant Vice President-Shareholder Relations, at (210) 654-9000 or 2211 Northeast Loop 410, P.O. Box 33069, San Antonio, Texas 78265-3069.

Information Concerning Participants

Under the rules of the SEC, this letter may be deemed to be a solicitation by the Company. Under applicable SEC rules, the following individuals, all of whom are directors of the Company, may be deemed to be participants in the solicitation of proxies on behalf of the Company: David B. Daviss (Chairman of the Board of Directors and acting Chief Executive Officer of the Company), Ronald K. Calgaard (Chief Operating Officer of Austin Calvert & Flavin, Inc., investment advisors), Lauro F. Cavazos (Professor of Family Medicine and Community Health, Tufts University School of Medicine), Judith B. Craven (Physician Administrator), Arthur R. Emerson (Chairman and Chief Executive Officer of Groves Rojas Emerson, an advertising and public relations firm), Roger R. Hemminghaus (Chairman Emeritus of Ultramar Diamond Shamrock Corporation), Robert T. Herres (Chairman of USAA, insurance and financial services), John B. Lahourcade (investor and retired Chairman of the Board of Directors), Walter J. Salmon (Emeritus Professor, Harvard Graduate School of Business), Joanne Winik (President, General Manager and a director of KLRN-TV, San Antonio, Texas), and George H. Wenglein (investor and retired Chairman of the Board of Directors and a founder of the Company).

At November 1, 2000, each of the directors may be deemed to be the beneficial owner of the number of shares of the Company's common stock listed after his or her name: Daviss - 7,692; Calgaard - 0; Cavazos - 6,550; Craven - 1,500; Emerson - 2,237; Hemminghaus - 5,966; Herres - 1,786; Lahourcade - 189,405; Salmon - 7,768; Winik - 5,892; and Wenglein - 730,000.